EXHIBIT 99.1

                              FOR IMMEDIATE RELEASE

Contact: Frank V. Dane
  Phone: 650-802-7737
  Email: fdane@cic.com



                     COMMUNICATION INTELLIGENCE CORPORATION
                  REPORTS THIRD QUARTER 2003 FINANCIAL RESULTS
      AND ESTABLISHMENT OF STRATEGIC RELATIONSHIP WITH INVERARAY PARTNERS



Redwood Shores, CA, October 30, 2003 -- (OTC BB: CICI) Communication Intelligence Corporation ("CIC" or the "Company"), the leader in biometric signature verification & natural input software and a leading supplier of electronic signature solutions announced today its financial results for the third quarter of 2003 and results for the nine month period ended September 30, 2003.

Revenues for the three months ended September 30, 2003, increased 78% to $936,000 as compared to $525,000 for the corresponding quarter of the prior year. The Company reported a net loss applicable to common stockholders of
$472,000  for  the  quarter  ended   September  30,  2003,  an   improvement  of
approximately 57% from the net loss of $1.07 million in the corresponding quarter of the prior year.

The increase in revenue is primarily attributable to sales to eCom Asia Pacific, PalmSource, Prudential, Misys Healthcare, and TVA and to an increase in CIC China revenues of approximately 30% over the corresponding quarter of the prior year. The decrease in net loss was primarily attributable to the increase in revenues and a decrease in expenses of $187,000 compared to the prior year. The basic and diluted loss per share was $0.005 on approximately 100 million weighted average common shares outstanding for the three months ended September 30, 2003, as compared to a basic and diluted loss of $0.012 per share on approximately 91.5 million weighted average common shares outstanding for the corresponding quarter of the prior year.

Revenues for the nine months ended September 30, 2003, decreased 6% to $2.62 million as compared to $2.79 million for the corresponding period of the prior year. The net loss applicable to common stockholders for the nine months ended September 30, 2003, decreased by $957,000 or 39% to $1.47 million as compared to a net loss of $2.43 million for the corresponding nine months of the prior year. The decrease in revenue was primarily attributable to the lack of corporate IT spending and a continuing weak economy. The decrease in net loss for the nine months ended September 30, 2003 was primarily attributable to actions commencing in the third quarter of 2001 to lower costs and expenses in the face of a weakening economy. The basic and diluted loss per share was $0.015 on approximately 96.5 million weighted average common shares outstanding for the nine months ended September 30, 2003, as compared to a basic and diluted loss of $0.027 per share on approximately 91.2 million weighted average common shares outstanding for the corresponding period of the prior year.

On a quarter to quarter basis, for the year 2003, revenues increased by approximately $364,000 or 65% from the second quarter to the third quarter. This increase is primarily attributable to the sales mentioned above and to an approximate doubling of CIC China's revenue. When netted against the increase in operating expenses of $24,000 and an increase in Cost of Sales of $110,000 this increase in revenue resulted in an improvement in operating loss of approximately $230,000 from the second to the third quarter of this year.

CIC's Chairman and CEO, Guido DiGregorio stated, "I am pleased to report that, consistent with the outlook expressed in our second quarter press release, revenues in the third quarter were up 65% over the prior quarter. Given what appears to be a developing trend in CIC China and PalmSource related revenues, planned eSignature deployments and our level of proposal and quotation activity I am again encouraged and anticipate increased revenues over the next several quarters. We have, consistent with our intention, as indicated in our second quarter press release, increased our sales resources in anticipation of increasing orders."

The Company also announced that it has retained Inveraray Partners to provide investment-banking services in order to explore strategic partnerships and acquisitions that may enhance the Company's liquidity and revenue potential. Mr. DiGregorio stated, "The last time we sought such opportunities we did so without the benefit of an outside advisor back in the year 2000. Those prior efforts resulted in the acquisition of PenOp, Ltd. who at that time was our most significant competitor. That acquisition not only solidified our market position by eliminating competition from PenOp, Ltd. but also resulted in a significant strengthening of our intellectual property portfolio and in revenues of approximately $1.2 million related to the servicing of PenOp, Ltd. maintenance contracts in effect at the time of the acquisition. We accomplished this without the payment of cash consideration. With the expertise and experience of Inveraray Partners we anticipate that we will be as successful in identifying and exploiting strategic opportunities as we have been in the past."

Selected  financial  information  follows.   Detailed  corporate  and  financial
information is available on CIC's website at http:www.cic.com.

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About CIC
Communication Intelligence Corporation ("CIC") is the leading supplier of biometric signature verification and natural input software and a leading supplier of electronic signature solutions focused on emerging, high potential applications including paperless workflow, handheld computers, smartphones and eCommerce, enabling the world with "The Power to Sign Online(R)". CIC's products are designed to increase the ease of use, functionality, and security of electronic devices and eBusiness processes. CIC sells directly to OEMs and Enterprises and has products available through major retail outlets such as, CompUSA, Staples, OfficeMax, and key integration/channel partners or direct via our website. Industry leaders such as Charles Schwab, Fujitsu, Handspring, IBM, Oracle, Palm Inc., Prudential, Siebel Systems, Sony Ericsson and TVA have licensed the company's technology. CIC is headquartered in Redwood Shores, California and has a joint venture, CICC, in Nanjing, China. For more information, please visit our website at http://www.cic.com

About Inveraray Partners
Inveraray Partners, LLC is a specialized investment bank focused exclusively on mergers and acquisitions for technology based companies. The Managing Directors of the firm are all ex-operating executives that have completed over $1 billion of transactions. The firm has developed practices in the areas of security, software, digital media and content, communications and semiconductors. For more information on the company, please visit their website at http://www.invpartners.com.

CIC, its logo and The Power to Sign Online are registered trademarks of Communications Intelligence Corporation. All other trademarks and registered trademarks are the property of their respective holders.

Forward Looking Statement
Certain statements contained in this press release, including without limitation, statements containing the words "believes", "anticipates", "hopes", "intends", "expects", and other words of similar import, constitute "forward looking" statements within the meaning of the Private Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors which may cause actual events to differ materially from expectations. Such factors include the following (1) technological, engineering, quality control or other circumstances which could delay the sale or shipment of products containing the Company's technology; (2) economic, business, market and competitive conditions in the software industry and technological innovations which could affect the Company's business; (3) the Company's inability to protect its trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others or prevent others from infringing on the proprietary rights of the Company; and (4) general economic and business conditions and the availability of sufficient financing.


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                     COMMUNICATION INTELLIGENCE CORPORATION
            Selected Consolidated Statement of Operations Information
                (Dollars in thousands, except per share amounts)


                               Three Months Ended          Nine Months Ended
                                   (unaudited)                (unaudited)
                            09/30/03       09/30/02      09/30/03      09/30/02
                          ------------    ---------- --- ---------   -----------


Revenues                      $   936      $     525     $  2,616      $  2,793

Net income (loss)
 applicable to common
 stockholders                 $  (472)     $  (1,070)    $ (1,472)     $ (2,429)


Basic and diluted
 income (loss)
 per common share             $(0.005)      $ (0.012)    $ (0.015)     $ (0.027)

Weighted average common
 shares outstanding           100,101         91,481       96,537        91,237


                Selected Consolidated Balance Sheet Information

                                                    (Dollars in thousands)

                                       09/30/03                 12/31/02
                                     (unaudited)
                                  ----------------        -----------------

         Cash & cash equivalents      $      747                $   711

         Total current assets         $    1,841                $ 1,545

         Total Assets                 $    7,157                $ 7,168

         Short-term debt              $    3,000                $     -

         Long term debt               $        -                $ 3,000

         Deferred revenue (1)         $       89                $   165

         Total current
          liabilities (2)             $    3,971                $ 1,102

         Total stockholder's equity   $    3,056                $ 2,934

NOTES:
(1) Deferred revenues consist principally of deferred maintenance contract revenue.

(2) Includes deferred revenues of $89 and $166 for period ended September 30, 2003 and December 31, 2002, respectively.


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